Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders

Heritage Property Investment Trust, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-109537, 333-109538 and 333-109539) of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) of our report dated November 6, 2003, with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses as of December 31, 2002, which report appears in the Current Report on Form 8-K of the Company dated November 6, 2003, and to the reference to our firm under the heading “Experts” in the Registration Statements.

/S/ KPMG LLP

Boston, Massachusetts
November 13, 2003